UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): January 11, 2019

 BLACK CREEK DIVERSIFIED PROPERTY FUND INC.

(Exact Name of Registrant as Specified in its Charter)

Maryland	000-52596	30-0309068
(State or other jurisdiction of incorporation)	(Commission File No.)	(I.R.S. Employer Identification No.)

518 Seventeenth Street, 17th Floor, Denver CO	80202
(Address of Principal Executive Offices)	(Zip Code)

(303) 228-2200

(Registrant’s telephone number, including area code)

Not applicable

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐           Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐           Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐           Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐           Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company                                              ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act.       ☐

Item 1.01.                              Entry into a Material Definitive Agreement.

The information discussed under Item 2.03 of this Current Report on Form 8-K is incorporated by reference into this Item 1.01.

Item 2.03.                              Creation of a Direct Financial Obligation or an Obligation under an Off Balance Sheet Arrangement of a Registrant.

Second Amended and Restated Credit Facility Agreement

On January 11, 2019 (the “Effective Date”), Black Creek Diversified Property Operating Partnership LP (the “Borrower”), a wholly-owned subsidiary of Black Creek Diversified Property Fund Inc. (the “Company,” and collectively with the Borrower, “we,” “us,” or “our”), amended and restated its existing senior unsecured revolving and term credit facility agreement by entering into a $450 million revolving credit facility (the “Revolving Credit Facility”) and a $325 million term loan (the “Term Loan”), for an aggregate amount of $775 million (collectively, the “Credit Facility”) with a syndicate of lenders led by Bank of America, N.A., as administrative agent, Wells Fargo Bank, National Association, JPMorgan Chase Bank, N.A. and PNC Bank, National Association, as co-syndication agents, and U.S. Bank National Association, as documentation agent. The lenders are Bank of America, N.A.; Wells Fargo Bank, National Association; PNC Bank, National Association; JPMorgan Chase Bank, N.A.; US Bank National Association; Regions Bank; BMO Harris Bank, N.A.; Capital One, National Association; Associated Bank, National Association; Bank of the West; MUFG Union Bank, N.A.; and Raymond James Bank, N.A. (collectively, the “Credit Facility Lenders”). The Credit Facility provides the Borrower with the ability from time to time to increase the size of the Credit Facility up to a total of $1 billion, subject to receipt of lender commitments and other conditions.

The Revolving Credit Facility contains a sublimit of $50 million for letters of credit and a sublimit of $50 million for swing line loans. The primary interest rate for the Revolving Credit Facility is based on LIBOR, plus a margin ranging from 1.30% to 2.10%, depending on the Company’s consolidated leverage ratio. The maturity date of the Revolving Credit Facility is January 31, 2023 and contains two six month extension options that the Borrower may exercise upon (i) payment of an extension fee equal to 0.075% of the sum of the amount outstanding under the Revolving Credit Facility and the unused portion of the Revolving Credit Facility at the time of the extension, and (ii) compliance with the other conditions set forth in the credit facility agreement. The primary interest rate for the Term Loan is based on LIBOR, plus a margin ranging from 1.25% to 2.05%, depending on the Company’s consolidated leverage ratio. The maturity date of the Term Loan is January 31, 2024.  Based on the Company’s current consolidated leverage ratio, we can elect to borrow at LIBOR, plus 1.50% and LIBOR, plus 1.40% for the Revolving Credit Facility and Term Loan, respectively. Alternatively, we can choose to borrow at a “base rate” equal to (i) the highest of (a) the Federal Funds Rate plus 0.5%, (b) the prime rate announced by Bank of America, N.A., and (c) the Eurodollar Rate plus 1.00%, plus (ii) a margin ranging from 0.30% to 1.10% for base rate loans under the Revolving Credit Facility or a margin ranging from 0.25% to 1.05% for base rate loans under the Term Loan, which would be 0.50% and 0.40% for the Revolving Credit Facility and Term Loan, respectively, based on our current consolidated leverage ratio. If the “base rate” or Eurodollar Rate is less than zero, each will be deemed to be zero for purposes of the Credit Facility.

The Borrower must pay to the administrative agent a quarterly unused Revolving Credit Facility fee that equals the amount of the Revolving Credit Facility unused by the Borrower on a given day multiplied by either (i) 0.15% on an annualized basis if more than 50% of the Revolving Credit Facility is being used or, (ii) 0.20% on an annualized basis if less than or equal to 50% of the Revolving Credit Facility is being used. The undisbursed portion of the Term Loan (equal to $175 million) may be drawn in up to three advances within the first one hundred eighty days following the Effective Date. Until the earlier of the date on which the Term Loan is fully dispersed, or July 11, 2019, the Borrower must also pay to the administrative agent a quarterly Term Loan unused fee that equals the amount of the Term Loan unused by the Borrower on a given day multiplied by 0.20% on an annualized basis.

Borrowings under the Credit Facility are guaranteed by the Company and certain of its subsidiaries. The Credit Facility requires the maintenance of certain financial covenants, including: (i) consolidated leverage ratio; (ii) consolidated fixed charge coverage ratio; (iii) consolidated tangible net worth; (iv) secured indebtedness to total asset value; (v) secured recourse indebtedness to total asset value; (vi) unencumbered asset pool leverage ratio; (vii) unsecured interest coverage ratio; and (viii) unencumbered property pool criteria. The Credit Facility provides the flexibility to move assets in and out of the unencumbered property pool during the term of the Credit Facility, subject to compliance with certain covenants.

In addition, the Credit Facility contains customary affirmative and negative covenants, which, among other things, require the Borrower to deliver to the Credit Facility Lenders specified quarterly and annual financial information, and limit the Borrower and/or the Company, subject to various exceptions and thresholds from: (i) creating liens on the unencumbered asset pool; (ii) merging with other companies or causing a change of control; (iii) selling all or substantially all of its assets or properties; (iv) entering into transactions with affiliates, except on an arms-length basis; (v) making certain types of investments; (vi) changing the nature of the Company’s business; and (vii) if the Borrower is in default under the Credit Facility, paying certain distributions or certain other payments to affiliates.

The Credit Facility permits voluntary prepayment of principal and accrued interest without premium or penalty subject to payment of applicable LIBOR breakage fees and contains various customary events of default, which are described therein. As is customary in such financings, if an event of default occurs under the Credit Facility, the majority Credit Facility Lenders may accelerate the repayment of amounts outstanding under the Credit Facility and exercise other remedies subject, in certain instances, to the expiration of an applicable cure period.

Borrowings under the Credit Facility are available for general business purposes including, but not limited to, refinancing of existing indebtedness and financing the acquisition of permitted investments, including commercial properties.

Our aggregate outstanding borrowings under the facility were not changed in connection with amending and restating the Credit Facility credit agreement.

The Credit Facility agreement is attached to this Current Report on Form 8-K as Exhibit 10.1.

Senior Unsecured Term Loan Credit Agreement

On the Effective Date, the Borrower also amended and restated its existing senior unsecured term loan credit agreement by entering into a $200 million unsecured term loan (the “Senior Unsecured Term Loan”) with a syndicate of lenders led by Wells Fargo Bank, National Association, as administrative agent; Regions Bank, as syndication agent; and Capital One, National Association, as documentation agent. The lenders are Wells Fargo Bank, National Association; Regions Bank; Capital One, National Association; MUFG Union Bank, N.A.; and Raymond James Bank, N.A. (collectively, the “Senior Unsecured Term Loan Lenders”). The Senior Unsecured Term Loan provides the Borrower with the ability from time to time to increase the size of the Senior Unsecured Term Loan up to a total of $400 million, subject to receipt of lender commitments and other conditions.

The primary interest rate for the Senior Unsecured Term Loan is based on LIBOR, plus a margin ranging from 1.25% to 2.05%, depending on our consolidated leverage ratio. The maturity date of the Senior Unsecured Term Loan is February 27, 2022 and may be extended pursuant to two one-year extension options that the Borrower may exercise upon (i) payment of an extension fee equal to 0.10% for the first extension and 0.15% for the second extension, and (ii) compliance with the conditions set forth in the senior unsecured term loan credit agreement. Based on our current consolidated leverage ratio, we can elect to borrow at LIBOR, plus 1.40%. Alternatively, we can choose to borrow at a “base rate” equal to (i) the highest of (a) the prime rate announced by Wells Fargo Bank, National Association, (b) the Federal Funds Rate plus 0.50% and (c) LIBOR Market Index Rate plus 1.00%, plus (ii) a margin ranging from 0.25% to 1.05%, and would be 0.40% based on our current consolidated leverage ratio.

Each Senior Unsecured Term Loan Lender made (or was deemed to have made, as applicable) Senior Unsecured Term Loans to the Borrower on the Effective Date in the aggregate principal amount up to the amount of such lender’s Senior Unsecured Term Loan commitment, for an aggregate total amount of $200 million. Such amounts may not be reborrowed once repaid.

Borrowings under the Senior Unsecured Term Loan are guaranteed by the Company and certain of its subsidiaries. The Senior Unsecured Term Loan requires the maintenance of certain financial covenants, including: (i) consolidated leverage ratio; (ii) consolidated fixed charge coverage ratio; (iii) consolidated tangible net worth; (iv) secured indebtedness to total asset value; (v) secured recourse indebtedness to total asset value; (vi) unencumbered asset pool leverage ratio; (vii) unsecured interest coverage ratio; and (viii) unencumbered property pool criteria. The Senior Unsecured Term Loan provides the flexibility to move assets in and out of the unencumbered property pool during the term of the Senior Unsecured Term Loan subject to compliance with certain covenants.

In addition, the Senior Unsecured Term Loan contains customary affirmative and negative covenants, which, among other things, require the Borrower to deliver to the Senior Unsecured Term Loan Lenders specified quarterly and annual financial information, and limit the Borrower and/or the Company, subject to various exceptions and thresholds from: (i) creating liens on the unencumbered asset pool; (ii) merging with other companies or causing a change of control; (iii) selling all or substantially all of its assets or properties; (iv) entering into transactions with affiliates, except on an arms-length basis; (v) making certain types of investments; (vi) changing the nature of the Company’s business; and (vii) if the Borrower is in default under the Senior Unsecured Term Loan, paying certain distributions or certain other payments to affiliates.

The Senior Unsecured Term Loan permits voluntary prepayment of the loan at any time subject to payment of applicable LIBOR breakage fees and contains various customary events of default, which are described therein. As is customary in such financings, if an event of default occurs under the Senior Unsecured Term Loan, the Senior Unsecured Term Loan Lenders may accelerate the repayment of amounts outstanding under the Senior Unsecured Term Loan and exercise other remedies subject, in certain instances, to the expiration of an applicable cure period.

Borrowings under the Senior Unsecured Term Loan are available for general business purposes including, but not limited to, refinancing of existing indebtedness and financing the acquisition of permitted investments, including commercial properties.

Our aggregate outstanding borrowings under the facility were not changed in connection with amending and restating the Senior Unsecured Term Loan credit agreement.

The Senior Unsecured Term Loan credit agreement is attached to this Current Report on Form 8-K as Exhibit 10.2.

Pro Forma Information

Assuming the Credit Facility and Senior Unsecured Term Loan were in-place as of September 30, 2018, on a pro forma basis, this would have resulted in a decrease of the Company’s overall weighted-average interest rate from 3.95% to 3.77% and an increase of the Company’s weighted-average debt maturity from 2.2 years to 3.9 years, before consideration of any available extension options.

Contractual Maturities

Upon the closing of the Credit Facility and Senior Unsecured Term Loan, as of January 11, 2019, the principal payments due on our debt during each of the next five years and thereafter, excluding extension options, were as follows:

(in thousands)	Line of Credit (1)	Term Loans (2)	Mortgage Notes	Total
Remainder of 2019	$—	$—	$3,344	$3,344
2020	—	—	229,088	229,088
2021	—	—	12,372	12,372
2022	—	200,000	3,246	203,246
2023	250,000	—	77,463	327,463
Thereafter	—	150,000	74,019	224,019
Total principal payments	$250,000	$350,000	$399,532	$999,532

(1)   The term of the line of credit may be extended pursuant to two six-month extension options.

(2)   The term of the $200 million Senior Unsecured Term Loan may be extended pursuant to two one-year extension options.

Item 9.01.                              Financial Statements and Exhibits.

10.1	Second Amended and Restated Credit and Term Loan Agreement, dated as of January 11, 2019*
10.2	Credit Agreement, dated as of January 11, 2019*

 * Filed or furnished herewith

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Company has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

Black Creek Diversified Property Fund Inc.
January 16, 2019

	By:	/s/ LAINIE P. MINNICK
Lainie P. Minnick
Managing Director, Chief Financial Officer and Treasurer